EXHIBIT 5.1

                                 April 27, 2005

Falcon  Natural  Gas  Corp.
Westchase  Center
2500  City  West  Blvd,  Suite  300
Houston,  Texas  77042

Ladies  and  Gentlemen:

     We have acted as your counsel in connection with the Registration Statement on Form SB-2 (the "Registration Statement") filed with the Securities and
Exchange Commission under the Securities Act of 1933 (the "1933 Act") for the registration of 63,066,667 shares of common stock, par value $0.00001 per share, of Falcon Natural Gas Corp., a Nevada corporation (the "Company"). The Registration Statement includes for registration 60,000,000 shares of common stock to be issued under a Standby Equity Distribution Agreement (the "SEDA Shares"), 1,666,667 shares of common stock subject to issuance under convertible debentures (the "Convertible Debenture Shares"), 1,000,000 shares of common stock subject to issuance under warrants (the "Warrant Shares"), 392,000 shares of common stock issued under as a one-time commitment fee (the "Commitment Shares"), and 8,000 shares of Common Stock issued as a placement agent fee (the "Placement Agent Shares"). The SEDA Shares, the Convertible Debenture Shares, the Warrant Shares, the Commitment Shares and the Placement Agent Shares shall be referred to collectively as the "Shares".

     You have requested our opinion as to the matters set forth below in connection with the Registration Statement. For purposes of rendering this opinion, we have examined the Registration Statement, the Company's articles of incorporation, as amended, and bylaws, and the corporate action of the Company that provides for the issuance of the Shares, and we have made such other investigation as we have deemed appropriate. We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinion, we have also relied on a certificate of an officer of the Company. In rendering our opinion we have assumed the genuineness of signatures on the documents we have examined, the conformity to authentic original documents of all documents submitted to us as copies, and have also made the assumptions that are customary in opinion letters of this kind. We have not verified any of those assumptions.

     This opinion is rendered as of the date of this letter and is limited to matters of Nevada corporate law, including applicable provisions of the Nevada Constitution and reported judicial decisions interpreting those laws. We express no opinion as to the laws of any other state, the federal law of the United
States,  or  the  effect  of  any  applicable  federal or state securities laws.

     Based upon and subject to the foregoing, it is our opinion that the SEDA Shares the Convertible Debenture Shares, and the Warrant Shares are duly authorized for issuance by the Company and, when issued and paid for as described in the Prospectus included in the Registration Statement, will be validly issued, fully paid, and nonassessable, and that the Commitment Shares and the Placement Agent Shares previously issued by the Company were duly authorized for issuance, validly issued, fully paid and nonassessable when issued.

     We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm in the related Prospectus under the caption "Legal Matters". In giving our consent we do not admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations under such act.

                                        Very  truly  yours,


                                        Burton,  Bartlett  &  Glogovac

                                  Exhibit 5.1-1
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